Exhibit 10.77

FIRST AMENDMENT TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment to the Amended and Restated Employment Agreement (this “Amendment”) is entered into and effective as of April 11, 2014, by and between Goodman Networks Incorporated (the “Company”) and Jonathan E. Goodman (“Employee”).

WHEREAS, the parties hereto are parties to that certain Amended and Restated Executive Employment Agreement, dated February 1, 2013, by and between the Company and Employee (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to provide for the annual granting of equity awards by the Company to Employee.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Amendment, the Company and Employee hereby amend the Agreement as follows:

1. Section 4 of the Agreement is hereby amended by adding the following new Section 4.9:

4.9 Annual Equity Grant. During each year of the Term, Employee shall be eligible to receive an annual award of equity compensation, of the type and in the amounts and subject to such terms as determined by the Board, in its sole discretion. Such awards of equity compensation shall be subject to the terms and conditions of the Company’s equity incentive plans, as they may be amended from time to time in the Company’s sole discretion, and the award agreements granting such equity compensation pursuant to such plans.

2. Except as specifically modified by this Amendment, the Agreement shall otherwise remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, this Amendment has been executed as of the date set forth above.

GOODMAN NETWORKS INCORPORATED

By:	/s/ Ron B. Hill
Name:	Ron B. Hill
Title:	Chief Executive Officer and President

EXECUTIVE

/s/ Jonathan E. Goodman
Jonathan E. Goodman